As filed with the Securities and Exchange Commission on July 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	38-1016240
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Telephone: (704) 752-4400
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)
SPX CORPORATION SAVINGS PLAN
(Full title of the plan)
Christopher J. Kearney
Vice President, Secretary and General Counsel
SPX Corporation
13515 Ballantyne Corporate Place
Charlotte, North Carolina 28277
Telephone: (704) 752-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
George C. McKann, Esq.
Gardner Carton & Douglas LLC
191 N. Wacker Drive
Suite 3700
Chicago, Illinois 60606-1698

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1) (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $10 per share (3)(4)	(5)	$(5)	$20,000,000	$1,618

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.
(2)	Together with an indeterminable number of additional securities in order to adjust the number of securities reserved for issuance pursuant to the plan as the result of a stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to 17 C.F.R. § 230.416.
(3)	Includes associated rights (“Rights”) to purchase Series A Junior Participating Preferred Stock of the Registrant that will not be exercisable or evidenced separately from the Common Stock of the Registrant prior to the occurrence of certain events.
(4)	Estimated in accordance with Rule 457(o).
(5)	Pursuant to Rule 457(o), the maximum aggregate offering price of the Common Stock and Plan Interest offered hereunder will be $20,000,000. The number of shares and the offering price per share cannot be determined at this time.

SPX CORPORATION

REGISTRATION STATEMENT ON FORM S-8

PART II

Experts

The financial statements as of December 31, 2002, and for the year then ended, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as well as Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statements No. 13 and Technical Corrections,”) which has been incorporated by reference herein, and have been so included and incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of SPX Corporation as of December 31, 2001 and 2000, and for the years then ended, incorporated by reference in this Registration Statement, have been audited by Arthur Andersen LLP. Representatives of Arthur Andersen LLP are not available to provide the consents required for the inclusion of their reports on SPX Corporation’s consolidated financial statements for such periods, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. See Exhibit 23.2, “Information Concerning Consent of Arthur Andersen LLP,” to this Form S-8 for additional information.

Item 3. Incorporation of Documents by Reference.

There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Registrant or the SPX Corporation Savings Plan (the “Plan”):

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

3.	The Registrant’s Current Reports on Form 8-K dated January 3, 2003; February 13, 2003; April 22, 2003; June 4, 2003; and June 10, 2003; and June 18, 2003; and

4.	The description of Registrant’s capital stock contained in the Company’s Registration Statements pursuant to Section 12 of the Exchange Act and any amendments or reports filed for the purpose of updating any such descriptions.

In addition, each document filed by the Registrant or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director for: (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the DGCL, or (iv) engaging in any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

The Registrant has a policy of directors’ liability insurance, which insures the directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Index to Exhibits.

Exhibit Number	Description of Document

4.1	The Registrant’s Restated Certificate of Incorporation, as amended, dated May 16, 2002, incorporated herein by reference from the Registrant’s Quarterly Report 10-Q for the quarter ended June 30, 2002.

4.2	The Registrant’s Bylaws, as amended, effective beginning April 1, 2003, incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

4.3	Rights Agreement dated as of June 25, 1996 between the Company and The Bank of New York, as Rights Agents, relating to Rights to purchase Preferred Stock under certain circumstances, incorporated herein by reference from the Company’s Registration Statement on Form 8-A filed on June 26, 1996.

4.4	Amendment No. 1 to Rights Agreement, effective October 22, 1997, between the Company and The Bank of New York, incorporated herein by reference from the Company’s Registration Statement on Form 8-A/A filed on January 9, 1998.

4.5	Amendment No. 2 to Rights Agreement dated as of June 26, 2002, incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

5.1*	Opinion of Gardner Carton & Douglas LLC.

23.1*	Independent Auditors’ Consent.

23.2*	Information Regarding Consent of Arthur Andersen LLP.

24.1*	Powers of Attorney (included on signature page).

*Filed herewith

The Registrant hereby undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and to make all changes required by the IRS in order to qualify the Plan under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 9th day of July, 2003.

SPX CORPORATION

By:	/s/ Christopher J. Kearney
Christopher J. Kearney Vice President, Secretary and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John B. Blystone, Christopher J. Kearney or Patrick J. O’Leary, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 9th day of July, 2003.

/s/ John B. Blystone	/s/ Patrick J. O’Leary
John B. Blystone	Patrick J. O’Leary
Chairman, President and Chief Executive Officer Director	Vice President Finance, Treasurer and Chief Financial Officer

/s/ Ron Winowiecki	/s/ J. Kermit Campbell
Ron Winowiecki Corporate Controller and Chief Accounting Officer	J. Kermit Campbell Director
Director

/s/ Sarah R. Coffin	/s/ Emerson U. Fullwood
Sarah R. Coffin Director	Emerson U. Fullwood Director

/s/ Charles E. Johnson II	/s/ David P. Williams
Charles E. Johnson II Director	David P. Williams Director

S-1

Pursuant to the requirements of the Securities Act of 1933, as amended, the SPX Administrative Committee, which administers the Plan, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 9th day of July, 2003.

SPX CORPORATION SAVINGS PLAN

By:	/s/ Christopher J. Kearney
Christopher J. Kearney Vice President, Secretary, General Counsel and Member of the SPX Administrative Committee

S-2

Index to Exhibits

Exhibit Number	Description of Document

4.1	The Registrant’s Restated Certificate of Incorporation, as amended, dated May 16, 2002, incorporated herein by reference from the Registrant’s Quarterly Report 10-Q for the quarter ended June 30, 2002.

4.2	The Registrant’s Bylaws, as amended, effective beginning April 1, 2003, incorporated herein by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

4.3	Rights Agreement dated as of June 25, 1996 between the Company and The Bank of New York, as Rights Agents, relating to Rights to purchase Preferred Stock under certain circumstances, incorporated herein by reference from the Company’s Registration Statement on Form 8-A filed on June 26, 1996.

4.4	Amendment No. 1 to Rights Agreement, effective October 22, 1997, between the Company and The Bank of New York, incorporated herein by reference from the Company’s Registration Statement on Form 8-A/A filed on January 9, 1998.

4.5	Amendment No. 2 to Rights Agreement dated as of June 26, 2002, incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

5.1*	Opinion of Gardner Carton & Douglas LLC.

23.1*	Independent Auditors’ Consent.

23.2*	Information Regarding Consent of Arthur Andersen LLP.

24.1*	Powers of Attorney (included on signature page).

*Filed herewith